Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Parkway Properties, Inc. for the registration of common stock, preferred stock, depository shares, warrants, and rights and to the incorporation by reference therein of our report dated March 6, 2013, with respect to the consolidated financial statements and schedules of Parkway Properties, Inc., and the effectiveness of internal control over financial reporting of Parkway Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, our report dated February 6, 2013 with respect to the statement of revenues and certain expenses of NASCAR Plaza included on Form 8-K/A for the year ended December 31, 2011, and our report dated March 5, 2013 with respect to the statement of revenues and certain expenses of Phoenix Tower included on Form 8-K for the year ended December 31, 2011, and our reports dated June 6, 2013 with respect to the statements of revenues and certain expenses of Hearst Tower, Phoenix Tower, NASCAR Plaza, and Deerwood Portfolio included on Form 8-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

June 6, 2013